UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 5, 2006

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
(Exact name of registrant specified in its charter)

California	0-15949	94-2862863
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Rowland Way, Suite 300, Novato, California	94945
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:	(415) 878-4000

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In connection with the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 24, 2006, by and among International Microcomputer Software, Inc., a California corporation (“IMSI”), ACCM Acquisition Corp., a Delaware corporation (“Merger Sub”), AccessMedia Networks, Inc., a Delaware corporation (“AccessMedia”) and the stockholders of AccessMedia, under which Merger Sub will be merged with and into AccessMedia (the “Merger”), the stockholders of AccessMedia have entered into a Company Voting Agreement (the “Company Voting Agreement”) with IMSI whereby each such stockholder has agreed, among other things, to vote their shares of IMSI common stock with respect to each election of directors to the Board of Directors of IMSI, following the Merger, in favor of Martin Wade, III and each other individual nominated by IMSI (subject to such stockholder’s right to have certain individuals designated by the AccessMedia’s stockholders’ representative pursuant to the Merger Agreement) until the earlier of (i) December 31, 2010 and (ii) the date on which the former stockholders of AccessMedia beneficially own a majority of the outstanding shares of common stock of IMSI. The foregoing description of the Company Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Company Voting Agreement, the form of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01. Other Events.

On May 5, 2006, IMSI announced that the 2006 Annual Meeting of Shareholders of IMSI will be held at the offices of AccessMedia, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311, on May 23, 2006 at 10:00 a.m. Pacific Time.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following documents are filed as exhibits to this report:

10.1	Company Voting Agreement by and among International Microcomputer Software, Inc. and the stockholders of AccessMedia Networks, Inc.

99.1	Press Release dated May 5, 2006.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

Dated: May 5, 2006	By:	/s/ Martin Wade, III

Name: Martin Wade, III Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Document Description

10.1	Company Voting Agreement by and among International Microcomputer Software, Inc. and the stockholders of AccessMedia Networks, Inc.

99.1	Press Release dated May 5, 2006.